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                             [JP MORGAN LETTERHEAD]

News release: Immediate                                            March 9, 2000

               J.P. Morgan launches LabMorgan - new e-finance unit

         J.P. Morgan, a pioneer in launching web-based ideas and companies in the financial services sector, today introduced LabMorgan, the firm's new e-finance unit.

         Combining the capabilities of a classic incubator and early-stage merchant bank with the brand, financial market prowess, content, and client reach of J.P. Morgan, LabMorgan aims to be the destination of choice for entrepreneurs with innovative e-finance ideas and a hub of technological innovation within the firm. LabMorgan will partner with Morgan's other business groups to capture the flow of e-finance ideas inside and outside the firm, and build the best of them into scalable initiatives that benefit clients, shareholders, and financial markets.

         "We expect LabMorgan to be a catalyst for transformative global growth for J.P. Morgan, helping us expand our client franchise, drive capital markets innovation, and advance productivity," said Douglas A. Warner III, chairman.

         "With our long track record of building businesses, we bring compelling strengths to entrepreneurs, potential partners, clients, and our own people as they seek to create or realize market value," said Nick Rohatyn, head of LabMorgan. "We are looking to build and nurture e-finance ideas that will shape the future of financial services, expand our client base and the markets themselves, and commercialize our marketable technology infrastructure."

         In addition to Rohatyn, who founded and ran the firm's top-ranked global emerging markets business and recently oversaw the broader credit markets business, Morgan is committing the full-time talents of six other managing directors to the unit at launch: Jeanne Feldhusen, Thorkild Juncker, Arthur Magnus, Peter Maillet, Peter Miller, and Phil Weisberg. During 2000, LabMorgan plans to build a staff of nearly 200 professionals globally, including external and internal hires, who will screen and accelerate ideas, identify partners, commit capital, and support idea launches. The unit will be cost-neutral to the firm's planned expenses.

         J.P. Morgan intends to commit up to $1 billion to electronic business initiatives in 2000, the majority of which will be invested as capital in promising ventures.

         "We are building LabMorgan from a strong platform of successful e-finance initiatives and investments already underway," said Rohatyn, "and expect to launch more over the next several weeks." Since June 1999, Morgan has formed Cygnifi, the first web-based independent derivatives services


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Press contacts:

New York                      Michael Golden               1-212-235-0595
London                        Eileen Darko                44-171-325-5755
Tokyo                         Shuri Fukunaga                813-5573-1228
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J.P. Morgan & Co. Incorporated
News Release


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company; MarketAxess, a multi-dealer bond trading portal; Horizon, a web-based risk assessment tool jointly marketed with Ernst & Young; VolCenter, a portal for foreign exchange and precious metals derivatives traders; and FpML, a web-based protocol for exchanging information between derivatives dealers and users.

         LabMorgan's web address is www.labmorgan.com.

                                      # # #

         J.P. Morgan & Co. Incorporated is a leading global financial services firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises, and invests and trades to capture market opportunities. The company's web address is www.jpmorgan.com.